Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Exela Technologies, Inc. of our report dated March 23, 2017 relating to the financial statements of Novitex Holdings, Inc., which appears in the Definitive Proxy Statement on Schedule 14A of Exela Technologies, Inc. (formerly known as Quinpario Acquisition Corp. 2) for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
February 16, 2018